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Filed Pursuant to Rule 424(b)(3)
File No. 333-123815

Prospectus

34,197,488 shares of common stock
VISTULA COMMUNICATIONS SERVICES, INC.

        This prospectus relates to the resale, from time to time, of up to 34,197,488 shares of our common stock by the stockholders referred to throughout this prospectus as "selling stockholders." 8,875,000 shares of our common stock offered in this prospectus are currently outstanding and 20,402,490 shares of our common stock are issuable upon the conversion and exercise of convertible debentures and warrants, respectively. We are registering an additional 4,899,998 shares of common stock, which represents a good faith estimate of the number of shares which may become issuable in the future upon the conversion and exercise of convertible debentures and warrants as a result of conversion or exercise price adjustments.

        The selling stockholders may sell the common stock being offered by this prospectus from time to time (directly or through agents or dealers) on terms to be determined at the time of sale. The prices at which the selling stockholders may sell their shares may be determined by the prevailing market price for the shares or in negotiated transactions.

        The selling stockholders will receive all of the proceeds from the sales made under this prospectus. Accordingly, we will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

        Our common stock is not currently listed on any national securities exchange or the Nasdaq Stock Market, and it does not currently have a trading symbol.

Investing in our common stock involves a high degree of risk.

See Risk Factors beginning on page 4 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 3, 2005

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